Prestige Brands Holdings, Inc. Announces Retirement of Gerard F. Butler,
Chief Sales Officer

David B. Talbert. V.P., Field Sales, Appointed Senior V.P., Sales

Irvington, NY, December 22, 2006—Gerard F. Butler, Chief Sales Officer of Prestige Brands Holdings, Inc. will retire from the Company for health reasons, effective before the end of January, 2007. He will continue to consult with the Company. The announcement was made today by Peter C. Mann, Chairman and Chief Executive Officer. Mr. Mann also announced the promotion of David B. Talbert (48), currently Vice President, Field Sales, to Senior Vice President, Sales.

“As a founder of the Company and one of the leading sales executives in our industry, Gerry Butler has played a key role in the building of Prestige Brands,” Mr. Mann said. “He created and built an effective sales organization, instilled a team spirit, and molded a sales force that will carry the Company forward into the future. I’ve worked with Gerry for more than thirty years, and he is an individual of extraordinary talent and character. I am pleased he has agreed to continue to consult with the Company, and wish him and his family all the best.”

“We are indeed fortunate to have David Talbert, a seasoned executive with extensive consumer products sales experience, ready to assume the key role of senior sales officer. In his four years with the Company, David has proven himself to be an exceptional executive and a strong leader, capable of continuing and expanding the initiatives begun by Gerry Butler.”

Mr. Talbert was initially employed by Prestige Brands International, Inc., a predecessor-in-interest to the Company. Prior to joining Prestige Brands International, Mr. Talbert held sales positions of increasing responsibility at J.B.Williams Company, and prior to that, held positions at Genderm Healthcare, The Wardley Company and Lederle Laboratories.

About Prestige Brands

The Company markets and distributes brand name over-the-counter drug, personal care and household products sold throughout the United States and Canada. Key brands include Compound W® wart treatment, Chloraseptic® sore throat relief products, New Skin® liquid bandage, Clear eyes® and Murine® eye care products, Little Remedies® pediatric over-the-counter healthcare products, Cutex® nail polish remover, Comet® and Spic and Span® household cleaners and other well-recognized brands.

Contact:

Dean Siegal

914-524-6819